UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2012 (July 16, 2012)

DELCATH SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-16133	06-1245881
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

810 Seventh Avenue, 35th Floor

New York, New York 10019

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 489-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On July 16, 2012, Delcath Systems, Inc. (“Delcath” or “Company”) and Krishna Kandarpa, MD, Ph.D. entered into a new employment agreement (the “Employment Agreement”). Dr. Kandarpa’s previous employment agreement with Delcath terminated on October 10, 2011. Pursuant to the Employment Agreement, Dr. Kandarpa will continue to serve as Delcath’s Executive Vice President, Research and Development and Chief Medical Officer for a term ending July 16, 2013. Under the Employment Agreement, Dr. Kandarpa will be (i) paid a base salary of $398,224 per annum, subject to annual review, (ii) eligible to receive an annual cash incentive bonus pursuant to Delcath’s Annual Incentive Plan, and (iii) eligible to receive a grant or grants of equity awards pursuant to Delcath’s Long Term Incentive Plan. The Employment Agreement provides for severance benefits for a period of 12 months in the event of termination without “Cause” (and other than due to Dr. Kandarpa’s death or “Disability”) or if Dr. Kandarpa leaves for “Good Reason”, subject to Dr. Kandarpa signing a general release in favor of the Company. Dr. Kandarpa has agreed: to preserve the confidentiality of Delcath’s confidential information and not to disparage Delcath or its affiliates; not to compete with Delcath during the “Severance Period” of 12 months after termination; and to non-solicitation and non-disruption restrictions for a period of 24 months after termination.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Employment Agreement between Delcath Systems, Inc. and Krishna Kandarpa, MD, Ph.D., dated July 16, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 19, 2012

DELCATH SYSTEMS, INC.

By:	/s/ Peter J. Graham

Name:	Peter J. Graham
Title:	Executive Vice President,
General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement between Delcath Systems, Inc. and Krishna Kandarpa, MD, Ph.D., dated July 16, 2012